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                                                                    Exhibit 10.3
                           PRODUCT OPTION AGREEMENT

     This Product Option Agreement (the "Agreement") is made as of the ____ day of March, 1998 by and between BioChem Pharma Inc., a Canadian corporation ("BioChem"), Tanaud International B.V., a Dutch corporation ("BV"), Tanaud Ireland Inc., an Irish Company ("TII") and CliniChem Development Inc., a Canadian corporation ("CliniChem").

                                    RECITALS

     A. CliniChem has been formed for the purpose of (i) conducting research and development of potential human therapeutic products primarily for the treatment of cancer and HIV infection and vaccine products for the prevention of certain infectious diseases, including products using BioChem Technology (as defined below), and (ii) commercializing such products, most likely through BioChem.

     B. BioChem is engaged in the research, development and marketing of therapeutic products and the research, development, manufacturing and marketing of vaccine and diagnostic products for a wide range of infectious and other diseases.

     C. As of the date hereof, BioChem, certain BioChem Affiliates and CliniChem have entered into a Technology License Agreement and a Research and Development Agreement (each as defined below).

     D. Subject to the terms of this Agreement, CliniChem desires to grant to BioChem, and BV and TII (with respect only to BCH-4556 in certain territories), an option to acquire for commercialization the products developed pursuant to the Research and Development Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the various premises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Acquired Product" shall mean any product for which BioChem, BV or TII has exercised the Product Option granted hereunder.

     1.2 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the
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designated party.  "Control" shall mean ownership of shares to which are attached more than fifty percent (50%) of the votes that may be cast for the election of directors in the case of a corporation, and at least fifty percent (50%) of the interests in profits in the case of a business entity other than a corporation. CliniChem shall not be considered an Affiliate of BioChem, BV or TII.

     1.3 "CliniChem Product" shall mean any human therapeutic or vaccine product developed according to the terms of the Research and Development Agreement and pursuant to the CliniChem Programs in the applicable Fields of Use.

     1.4 "CliniChem Programs" shall mean any of the therapeutic and vaccine product development programs listed on Exhibit A in the applicable Fields of Use indicated in such Exhibit A, and any additional or modified development programs recommended by BioChem and accepted by CliniChem's Board of Directors for development as such pursuant to the Research and Development Agreement.

     1.5 "Distribution" shall mean the distribution by BioChem as a dividend-in-kind of all of the issued and outstanding Class A Common Shares in the share capital of CliniChem to the holders of record of Common Shares of BioChem at the close of business on ________, 1998.

     1.6 "Distribution Agreement" shall mean the Distribution Agreement dated as of the date hereof by and between BioChem and CliniChem, as amended from time to time.

     1.7 "Distribution Date" shall mean the proposed date of effecting the Distribution, which is anticipated to occur on or about _______, 1998.

     1.8 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market a CliniChem Product in the United States.

     1.9 "Field of Use" shall mean the treatment of a particular disease or, in the case of a vaccine, vaccination against a particular bacterium. The applicable Field of Use for each CliniChem Program is set forth on Exhibit A.

     1.10 "Infringing Product" shall mean any product manufactured, used, offered for sale or sold by a third party, other than pursuant to an agreement with BioChem, which infringes or is alleged to infringe any patent or patents owned by, licensed to or controlled by BioChem containing claims which cover a CliniChem Product.

     1.11 "Licensing Revenues" shall mean percentage-of-sales payments and Specialty Royalty Payments received by BioChem, BV or TII with respect to an Acquired Product.

     1.12 "Major Market Country" shall mean any one of the following countries:
Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States.

     1.13 "Net Sales" shall mean the total amount to be invoiced, net of taxes, on sales of an Acquired Product by BioChem or its Affiliates to unrelated third parties such as wholesalers,

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hospitals, distributors, marketing partners and others, which are not Affiliates of the selling party (unless such Affiliate is the end user of such product, in which case the amount invoiced therefor shall be deemed to be the amount that would be invoiced to a third party in a BONA FIDE arm's length transaction) in BONA FIDE arm's length transactions, less discounts, allowances, credits and charges for freight or insurance as customarily determined under BioChem's accounting policies in effect at the time of such sale.

     1.14 "Product Option" shall mean the options granted to BioChem, BV and TII pursuant to Section 2 of this Agreement.

     1.15 "Product Payments" shall have the meaning set forth in Section 3.2 of this Agreement.

     1.16 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense without the consent of any third party and without incurring additional liability to any third party. Proprietary Rights shall not include trademarks or copyrights.

     1.17 "Purchase Option" shall mean the option contained in the Articles of Incorporation of CliniChem, as amended or restated from time to time, pursuant to which BioChem (as the holder of the majority of the outstanding Class B Common Shares in the share capital of CliniChem) has the right to acquire all (but not less than all) of the outstanding Class A Common Shares in the share capital of CliniChem.

     1.18 "Research and Development Agreement" shall mean the Research and Development Agreement dated as of the date hereof between BioChem and CliniChem, as amended from time to time.

     1.19 "Research and Development Costs" shall mean the fully-burdened cost of activities undertaken pursuant to the Research and Development Agreement with respect to the Acquired Products plus five percent (5%), as detailed in the Research and Development Agreement.

     1.20 "Services Agreement" shall mean the Services Agreement dated as of the date hereof by and between BioChem and CliniChem, as amended from time to time.

     1.21 "Specialty Royalty Payments" shall mean front-end distribution fees, prepaid royalties, one-time, infrequent or special payments or non-monetary consideration (including licenses of technology) received by BioChem, BV or TII from a licensee, distributor or marketing partner with respect to an Acquired Product but excluding any payments for research and development related services or capital expenditures. The fair market value of any such non-monetary consideration shall be assessed by a third party expert mutually agreed to by BioChem and CliniChem.

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     1.22 "Technology License Agreement" shall mean the Technology License
Agreement dated as of the date hereof by and between BioChem, certain BioChem Affiliates and CliniChem, as amended from time to time.

     1.23 "Territory" shall have the meaning set forth in Section 2.3 of this Agreement.

2.   PRODUCT OPTION.

     2.1 GRANT OF PRODUCT OPTION. On the terms and subject to the conditions of this Agreement, CliniChem hereby grants to BioChem an option to acquire all of CliniChem's rights with respect to each CliniChem Product (other than BCH-4556), and to terminate CliniChem's corresponding license with respect thereto, exercisable on a product-by-product and country-by-country basis as described in Section 2.2. With respect to the CliniChem Product BCH-4556, (i) CliniChem hereby grants to TII an option to acquire all of CliniChem's rights, and terminate CliniChem's corresponding license with respect to BCH-4556 in the United States; (ii) CliniChem hereby grants to BioChem an option to acquire all of CliniChem's rights and terminate CliniChem's corresponding license, with respect to BCH-4556 in Canada; and (iii) CliniChem hereby grants to BV an option to acquire all of CliniChem's rights and terminate CliniChem's corresponding license, with respect to BCH-4556 for the world other than the United States and Canada, exercisable on a country-by-country basis.

     2.2  TIME FOR EXERCISE.

          (a) BioChem, and with respect to BCH-4556, BV and TII, may exercise the Product Option with respect to any CliniChem Product on a country-by-country basis at any time during the period beginning on the date hereof and ending (i) with respect to the United States, thirty (30) days after clearance by the FDA to market such CliniChem Product in the United States, and
(ii) with respect to any other country, thirty (30) days after clearance by the appropriate regulatory agency to commercially market such CliniChem Product in such country. Notwithstanding the foregoing, the Product Option shall expire, to the extent not previously exercised, at the close of business on the thirtieth day after the expiration of the Purchase Option. In any case, BioChem, BV and TII must each exercise its applicable Product Option for a particular CliniChem Product in a particular country prior to the first commercial sale of such product in such country by BioChem, BV, TII or any of their Affiliates, licensees, distributors or marketing partners. The Product Option for any CliniChem Product in any country will expire if not exercised within the foregoing time periods.

          (b) CliniChem will notify BioChem, BV or TII, as applicable, in writing within ten (10) business days of receipt of each clearance to market any CliniChem Product in any country.

     2.3 MANNER OF EXERCISE. BioChem, BV or TII shall exercise its Product Option by delivering to CliniChem, within the time period described in Section
2.2 above, a written notice of exercise specifying the CliniChem Product and the country or countries as to which the Product Option is exercised (the "Territory"). Upon delivery of such written notice of exercise, (i) BioChem, BV or TII, as applicable, shall be deemed to have acquired all rights from CliniChem with respect

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to such Acquired Product in the Territory, including but not limited to the right to research, develop, make, have made and use such Acquired Product and to sell, have sold and commercialize such Acquired Product in the Territory and
(ii) CliniChem's license with respect thereto pursuant to the Technology License Agreement shall be terminated, without the necessity of any additional action by the parties.

     2.4 DEVELOPMENT ASSETS. If BioChem, BV or TII does not exercise its Product Option for any CliniChem Product in any country prior to the expiration of such Product Option or, if BioChem, BV or TII notifies CliniChem expressly in writing that it will not exercise its Product Option for a CliniChem Product, BioChem shall make available to CliniChem for further development and commercialization activities, at no charge, all clinical supplies, materials and other tangible assets purchased, manufactured or developed for use exclusively in the development of such CliniChem Product (the "Development Assets") with respect to such country to the extent such assets are being used by CliniChem and will not be used under the Research and Development Agreement.

     2.5 FAILURE TO EXERCISE PRODUCT OPTION. To the extent that BioChem, BV or TII does not exercise its Product Option with respect to any CliniChem Product, CliniChem will retain exclusive rights (subject to pre-existing third-party rights and subject to the receipt of certain third-party consents, as set forth in the Technology License Agreement) to develop and commercialize such CliniChem Product.

3.   OBLIGATIONS WITH RESPECT TO ACQUIRED PRODUCTS.

     3.1  DILIGENCE. Subject to Section 9.3 of this Agreement, if
BioChem, BV or TII exercises its Product Option with respect to a CliniChem Product, such party shall use diligent efforts to conduct or have conducted any remaining activities necessary to complete the development of any Acquired Product through regulatory clearance to market the Acquired Product in each Major Market Country of the Territory; provided, however, that with respect to those Acquired Products for which BioChem, BV or TII has exercised its option to buy out royalty payments pursuant to Section 3.4 of this Agreement, such party shall have no such obligation. Such activities shall be undertaken at no cost to CliniChem, unless CliniChem agrees otherwise in writing. Promptly after regulatory clearance, BioChem or, to the extent applicable, BV or TII, shall commence and continue to use reasonable diligent efforts to commercialize the Acquired Product in each Major Market Country of the Territory through the manufacture and sale or the licensing of the Acquired Product, devoting to the Acquired Product the same resources as other pharmaceutical companies of similar size devote to products with similar market potential and with similar relative importance to their product portfolios. BioChem, BV and TII may use reasonable business discretion in the allocation of their technological and monetary resources in performing their obligations hereunder, taking into account not only the Acquired Product but also activities for their own account and their obligations under other agreements with third parties. CliniChem acknowledges that BioChem, BV and/or TII will continue to own and have the right to use any Development Assets relating to such Acquired Product without any additional payment to or reimbursement of CliniChem.

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     3.2  PRODUCT PAYMENTS.   BioChem, BV or TII, as applicable, shall
make payments to CliniChem ("Product Payments") with respect to each Acquired Product as follows:

          (a) royalties of up to a maximum of six percent (6%) of Net Sales of the Acquired Product in the Territory determined as follows: (A) one percent (1%) of such Net Sales, plus (B) an additional one tenth of one percent (0.1%) of such Net Sales for each full one million dollars ($1,000,000) of Research and Development Costs of the Acquired Product that have been paid by CliniChem at the time BioChem, BV or TII exercised its Product Option with respect to such Acquired Product; plus

          (b) licensing fees of up to a maximum of twenty-five percent (25%) of Licensing Revenues received by the party exercising the Product Option with respect to such Acquired Product determined as follows: (A) ten percent (10%) of such Licensing Revenues, plus (B) an additional one percent (1%) of such Licensing Revenues for each full one million dollars ($1,000,000) of Research and Development Costs of the Acquired Product that have been paid by CliniChem at the time BioChem, BV or TII exercised its Product Option with respect to such Acquired Product.

Notwithstanding the foregoing, Product Payments for any quarter will not exceed three percent (3%) of Net Sales plus twelve and one-half percent (12.5%) of Licensing Revenues in the Territory for the first twelve (12) calendar quarters during which the Acquired Product is commercially sold in the first Major Market Country. As a result of this provision, if an Acquired Product were to be cleared for marketing in countries that are not Major Market Countries prior to marketing clearance in the first Major Market Country and Product Payments in such countries would exceed three percent (3%) of Net Sales plus twelve and one-half percent (12.5%) of Licensing Revenues, the Product Payment rates in such countries will be reduced to three percent (3%) of Net Sales plus twelve and one-half percent (12.5%) of Licensing Revenues for the first twelve (12) calendar quarters during which the Acquired Product is commercially sold in the first Major Market Country.

          (c) In determining Product Payments, the amount of Net Sales by and Licensing Revenues of BioChem, BV and TII shall be reduced by the dollar amount of any license or similar payments made by or due from BioChem or its Affiliates to third parties with respect to sales or development of such Acquired Product in the Territory. BioChem, BV or TII, as applicable, shall allocate any such reduction between Net Sales and Licensing Revenues in a commercially reasonable manner. If license or similar payments are made to third parties with respect to sales of the Acquired Product in the Territory and to sales of other products, BioChem, BV or TII, as applicable, shall allocate such payments, if necessary, in a commercially reasonable manner.

     3.3 TERM OF PAYMENT. The obligation to make Product Payments hereunder shall begin on the date of the first commercial sale of the Acquired Product in any country for which the Product Option has been exercised. Such obligation shall continue until ten (10) years after the date of the first commercial sale of the Acquired Product in any Major Market Country, and shall terminate as to all countries at the end of such ten (10) year period.

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     3.4  BUY-OUT OF PAYMENTS.

          (a) BioChem, BV and TII shall have the option, in their discretion, at any time after the end of the twelfth calendar quarter during which the Acquired Product was commercially sold in any country, to buy out their respective remaining obligations to make Product Payments with respect to Net Sales and Licensing Revenues of such Acquired Product in such country. The buy-out price shall be an amount equal to fifteen (15) times the Product Payments made by or due from BioChem, BV or TII to CliniChem with respect to Net Sales and Licensing Revenues of such Acquired Product in such country for the four (4) calendar quarters immediately preceding the quarter in which the buy-out option is exercised, plus fifteen (15) times such additional Product Payments as would have been made but for the three percent (3%) of Net Sales plus twelve and one- half percent (12.5%) of Licensing Revenues limit set forth in Section 3.2 on Product Payments for such period.

          (b) BioChem shall have the option, in its discretion, at any time after the end of the twelfth calendar quarter during which the Acquired Product was commercially sold in either the United States or two other Major Market Countries, to buy out its remaining worldwide obligations to make Product Payments with respect to Net Sales and Licensing Revenues of such Acquired Product in the Territory. The buy-out price shall be an amount equal to (i) twenty (20) times (A) the Product Payments made by or due from BioChem, BV or TII to CliniChem for such Acquired Product in the Territory, plus (B) such payments as would have been made by or due from BioChem, BV or TII to CliniChem if BioChem had not exercised any country-specific buy-out option with respect to Net Sales and Licensing Revenues of such Acquired Product, plus (C) such additional Product Payments as would have been made but for the three percent (3%) of Net Sales plus twelve and one-half percent (12.5%) of Licensing Revenues limit set forth in Section 3.2 on Product Payments for such period, in each case, for the four (4) calendar quarters immediately preceding the quarter in which the buy-out option is exercised, less (ii) any amounts previously paid to exercise any country-specific buy-out option with respect to Net Sales and Licensing Revenues of such Acquired Product.

4.   ACCOUNTING.

     4.1 REPORTS. Within ninety (90) days after the end of each calendar quarter for which Product Payments are due, BioChem, BV and TII shall render an accounting to CliniChem, on a country-by-country basis, with respect to all Product Payments due for such quarter. Such report shall indicate, for such quarter, the quantity and dollar amount of Net Sales of and Licensing Revenues with respect to the Acquired Product by BioChem, BV, TII and their Affiliates or other consideration with respect to Net Sales and Licensing Revenues, with respect to which payments are due. In the event no Product Payments are due for any calendar quarter, BioChem, BV and TII shall so report.

     4.2 RECORDS; REVIEW BY AUDITORS. BioChem, BV and TII shall keep and maintain, in accordance with Canadian generally accepted accounting principles, proper and complete records and books of account documenting all amounts paid or payable by BioChem, BV and TII to CliniChem. CliniChem shall have the right, once in each calendar year during regular business

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hours and upon reasonable notice to BioChem, BV or TII, at CliniChem's expense, to examine or have examined by its auditors, such of the records of BioChem, BV or TII as may be necessary to verify the accuracy of the reports and payments made under this Agreement. Such examination shall take place not later than two (2) years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined. BioChem, BV and TII shall each use reasonable efforts to seek, for itself and for CliniChem, similar reasonable rights to audit information pertaining to Net Sales from each party appointed to commercialize any product as to which payments are due to CliniChem hereunder.

5.   TIMES AND CURRENCIES OF PAYMENTS.

     5.1 PAYMENTS. Payments shown by each calendar quarter report to have accrued shall be due and payable on the date such report is due and shall be paid in Canadian dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by BioChem, BV or TII to the proper taxing authorities, and proof of payment shall be secured and sent to CliniChem as evidence of such payment. The rate of exchange to be used in computing the amount of the Canadian dollars due to CliniChem in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into Canadian dollars at the rate for the purchase of Canadian dollars with such currency as published in The Globe and Mail on the last business day of the calendar quarter for which payment is being made or the customary exchange rate posted by BioChem's bankers on such date.

     5.2 CERTAIN FOREIGN PAYMENTS. If governmental regulations prevent remittance from any foreign country of any amounts due under Section 3.2 in respect of that country, BioChem, BV or TII shall so notify CliniChem in writing, and the obligation under this Agreement to make payments with respect to sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. CliniChem shall have the right, upon written notice to BioChem, BV or TII, to receive payment in any such country in the local currency.

     5.3 LATE PAYMENTS. Any payments due hereunder that are not made when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate as may be allowed by law, beginning on the date when CliniChem has notified BioChem, BV or TII, as applicable, that such payments are overdue.

6.   PATENT INFRINGEMENT.

     6.1 NOTICE. Each party shall promptly notify the other in writing of any infringement or alleged infringement known to such party of any patent included in the BioChem Technology, by the manufacture, use, sale or offer for sale by a third party of any Infringing Product.

     6.2 LEGAL ACTION. In the event of any infringement or alleged infringement as specified in Section 6.1, BioChem, BV and TII shall have the right, at their own expense, to take appropriate action to restrain such infringement or alleged infringement and for damages. If BioChem, BV or TII takes any such action, CliniChem shall cooperate fully with BioChem, BV or TII in its pursuit

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thereof, at BioChem, BV or TII's expense, to the extent reasonably required by
BioChem, BV or TII. Any recoveries resulting from any such action shall be first applied to reimburse BioChem, BV or TII for its expenses (including attorneys' fees) incurred in bringing the action. CliniChem will be entitled to a share of the remaining recoveries in the same percentage as the percentage of Net Sales as to which Product Payments are due to CliniChem during the period of the infringement or alleged infringement for the sale of any Acquired Product covered by the claims found or alleged to have been infringed. In the event that BioChem, BV and TII determine not to bring legal action to restrain such infringement, CliniChem will not have the right to do so.

     6.3 SETTLEMENT. BioChem, BV and TII each agree not to settle any action it brings in a manner that would adversely affect CliniChem without CliniChem's prior written consent, which consent shall not be unreasonably withheld or delayed.

7.   NO CONFLICT.

     7.1 NO CONFLICT. CliniChem agrees that no license, sale or other commercialization of any CliniChem Product has been or shall be made or offered to any person or entity on any basis that is or will be in conflict with this Agreement.

8.   ACCESS TO INFORMATION.

     8.1 INFORMATION AVAILABLE TO BIOCHEM, BV AND TII. CliniChem shall make available to BioChem, and with respect to BCH-4556, BV and TII at all reasonable times, all available information relating to all CliniChem Products as to which the Product Option remains exercisable so as to enable BioChem, BV and TII to determine whether and when to exercise its Product Option.

     8.2 CONSULTATION WITH BIOCHEM, BV AND TII. CliniChem shall consult with BioChem and, with respect to BCH-4556, BV and TII and inform them on a continuing basis of the current state of research and development of all CliniChem Products as to which the Product Option remains exercisable and will review from time to time with BioChem and, with respect to BCH-4556, BV and TII the progress towards completion of the CliniChem Products.

9.   TERM AND TERMINATION.

     9.1  TERM.  This Agreement shall become effective on the Distribution
Date and, unless earlier terminated in whole or in part in accordance with the provisions hereof, shall automatically terminate upon the earlier of (a) the date of expiration of the Product Option for all of the CliniChem Products or
(b) thirty (30) days after expiration of the Purchase Option, except that BioChem, BV and TII's obligations to make Product Payments to CliniChem with respect to any Acquired Products shall continue after expiration of the Purchase Option as provided in Section 3 hereof.

     9.2 TERMINATION BY CLINICHEM. CliniChem may, in its discretion, terminate this Agreement (but not BioChem, BV or TII's rights with respect to any Acquired Product) in the event that BioChem, BV or TII enters into any proceeding, whether voluntary or involuntary, in bankruptcy, reorganization or similar arrangement for the benefit of its creditors, provided however,

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that CliniChem shall only be permitted to terminate this agreement as to the party (BioChem, BV or TII) which has entered into such proceeding.

     9.3 TERMINATION BY BIOCHEM. BioChem, BV and TII may terminate their rights and obligations with respect to any Acquired Product with respect to one or more countries included in the Territory upon thirty (30) days' prior written notice to CliniChem if BioChem, BV or TII elects for any reason to discontinue commercialization of the Acquired Product in such country. In such event, CliniChem's license pursuant to the Technology License Agreement with respect to such country or countries of the Territory shall be reinstated.

10.  FORCE MAJEURE.

     10.1 FORCE MAJEURE. No party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

11.  INDEMNIFICATION.

     11.1 INDEMNIFICATION BY BIOCHEM. BioChem shall indemnify, defend and hold CliniChem and its Affiliates and each of their officers, directors, employees and agents, harmless from and against any and all losses, liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys' fees) or money judgments incurred by or rendered against CliniChem or its Affiliates, which arise out of the use, design, labeling, manufacture, processing, packaging, sale or commercialization of any Acquired Product by BioChem or its Affiliates, subcontractors, licensees, distributors and marketing partners (and their Affiliates). CliniChem shall permit BioChem's attorneys, at BioChem's discretion and cost, to control the defense of any claims or suits as to which CliniChem may be entitled to indemnification hereunder, and CliniChem agrees not to settle any such claims or suits without the prior written consent of BioChem, which consent shall not be unreasonably withheld. CliniChem shall have the right to participate, at its own expense and through its own counsel (provided such counsel is reasonably acceptable to BioChem), in the defense of any such claim or demand to the extent it so desires.

     11.2 NOTICE. CliniChem shall give BioChem prompt notice in writing, in the manner set forth in Section 13.7 below, of any claim or demand made against CliniChem for which CliniChem may be entitled to indemnification under Section 11.1.

12.  DISCLAIMER.

     12.1 DISCLAIMER CONCERNING ACQUIRED PRODUCTS. CLINICHEM DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (A) THAT ANY ACQUIRED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN, OR THE MANUFACTURE, USE OR SALE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY AND (B)

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
OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE ACQUIRED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE RESEARCH, DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE ACQUIRED PRODUCT. CLINICHEM DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

13.  MISCELLANEOUS.

     13.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if set forth in a writing executed by authorized representatives of such party and referring specifically to the provision alleged to have been amended or waived. A waiver by any party hereto of any terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms and conditions for any similar instance in the future. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     13.2 ASSIGNMENT. CliniChem may not assign its rights and obligations hereunder without the prior written consent of BioChem, which consent may not be unreasonably withheld. BioChem, BV and TII's rights and obligations under this Agreement shall be freely assignable, in whole or in part.

     13.3 DISPUTE RESOLUTION. Any controversy, claim or dispute arising out of or relating to this Agreement, including the interpretation, breach, termination or invalidity thereof (a "Dispute") shall be definitively settled by arbitration, in accordance with the provisions on arbitration found in the Code of Civil Procedure of Quebec (the "CCP").

          Prior to resorting to arbitration, the parties shall refer the Dispute to the Chairman of the Board of BioChem (as representative of BioChem and any Affiliate of BioChem) and a director of CliniChem who has not been appointed by BioChem for attempted resolution of such Dispute. The party wishing to initiate negotiations shall send to the other party a notice of negotiation, briefly identifying the object of the Dispute. If the parties fail to resolve a Dispute within thirty (30) days of receipt by the second party of such notice of negotiation, each party shall then have the right to refer such Dispute to arbitration, unless the parties agree in writing to extend such thirty (30) day negotiation period. The seat of arbitration shall be in Montreal and the proceedings shall be in English.

          There shall be three (3) arbitrators.  Each party shall appoint one
(1) arbitrator, and the two (2) arbitrators thus appointed shall designate the third arbitrator within fifteen (15) days of the appointment of the second arbitrator. The third arbitrator shall serve as President of the arbitral tribunal. Should a party fail to designate an arbitrator within the delay specified in the applicable provisions of the CCP, such arbitrator shall be appointed by the highest ranking officer of the

Quebec National and International Commercial Arbitration Centre ("Centre"). The two (2) arbitrators thus appointed shall designate the third arbitrator within fifteen (15) days of the appointment of the second arbitrator, failing which the third arbitrator shall be designated by the Centre.

          The arbitral tribunal shall render any final award or decision within thirty (30) days following the completion of evidence and argument on substantive issues in dispute between the parties. The parties recognize and agree that any award rendered by the arbitral tribunal shall be final and binding on the parties who hereby expressly waive, to the fullest extent permitted by law, all rights of appeal or recourse to any court. The apportionment of costs of any arbitration pursuant to this agreement shall be left to the discretion of the arbitral tribunal. Nothing in this article has the effect, or should be interpreted as having the effect of limiting the right of one of the parties to obtain, from a common law court, a seizure before judgment, an injunction or any other extraordinary recourse as defined by the CCP.

     13.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein, and shall be treated in all respects as a Quebec contract.

     13.6 HEADINGS. The section headings contained in this Agreement are included for convenience only and form no part of the Agreement between the parties.

     13.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail and addressed as follows:

     IF TO BIOCHEM, BV OR TII:

          BioChem Pharma Inc.
          275 Armand-Frappier Blvd.
          Laval, Quebec, Canada H7V 4A7
          Facsimile: (514) 978-7994
          Attention: Vice-President Legal Affairs and Corporate Secretary

     IF TO CLINICHEM:

          CliniChem Development Inc.
          275 Armand-Frappier Blvd.
          Laval, Quebec, Canada H7V 4A7
          Facsimile: (514) 978-7994
          Attention: General Counsel and Secretary

     All notices shall be deemed to be effective upon receipt unless such notice is delivered or transmitted by facsimile, in which case, if it is delivered or transmitted before 4:00 PM on a business day, it shall be deemed to have been given and received on such day; in any other case, it will be deemed to have been given and received on the first business day following the day on which it is delivered or transmitted by facsimile. Any party may change the address at which notice is to be received by written notice pursuant to this Section 13.7.

     13.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

     13.9 RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, CliniChem (as one party) and BioChem, BV and TII (as the other party) shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute CliniChem and BioChem, BV or TII as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

     13.10 SURVIVAL. The provisions of Sections 2.3, 2.4, 2.5, 3.2, 3.3, 3.4, 4, 5, 9, 11, 12, 13.1, 13.3, 13.5, 13.7, 13.8, 13.9 and this Section 13.10 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. No party shall be liable to any other party due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

     13.11 ENTIRE AGREEMENT. This Agreement, the Technology License Agreement, the Services Agreement and the Research and Development Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

                            *    *     *     *     *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        BIOCHEM PHARMA INC.

                                        By: _______________________________

                                        Title: _____________________________

                                        By: _______________________________

                                        Title: _____________________________

                                        TANAUD INTERNATIONAL B.V.

                                        By: _______________________________

                                        Title: _____________________________

                                        By: _______________________________

                                        Title: _____________________________


                                        TANAUD IRELAND INC.

                                        By: _______________________________

                                        Title: _____________________________

                                        By: _______________________________

                                        Title: _____________________________


                                        CLINICHEM DEVELOPMENT INC.


                                        By: _______________________________

                                        Title: _____________________________

                                        By: _______________________________

                                        Title: _____________________________

                                   EXHIBIT A

to the Product Option Agreement dated as of the ___ day of March, 1998 by and between BioChem Pharma Inc., Tanaud International B.V., Tanaud Ireland Inc. and CliniChem Development Inc.

                               CLINICHEM PROGRAMS


             Program                                Field of Use
-----------------------------------------   ------------------------------
1.  Development of BCH-4556.                Treatment of cancer.

2.  Development of BCH-10652.               Treatment of HIV infection.

3.  Development of AvB3 antagonists to      Treatment of cancer.
    prevent angiogenesis.

4.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      NEISSERIA MENINGITIDIS.
    infections by NEISSERIA MENINGITIDIS.

5.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      STREPTOCOCCUS PNEUMONIAE.
    infections by STREPTOCOCCUS
    PNEUMONIAE.

6.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      NEISSERI GONORRHOEAE.
    infections by NEISSERIA GONORRHOEAE.

7.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      HAEMOPHILUS INFLUENZAE non typeable.
    infections by HAEMOPHILUS INFLUENZAE
    non typeable.

8.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      STREPTOCOCCUS Group B.
    infections by STREPTOCOCCUS Group B.

9.  The development of a recombinant        To protect against infections by
    protein vaccine to protect against      CHLAMYDIA PNEUMONIAE.
    infections by CHLAMYDIA PNEUMONIAE.